Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter and Full Year 2023

— Net Cash Provided by Operating Activities Increased by $241.8 Million for Full Year 2023 —

— Principal Amount of Long-Term Debt Decreased by $340.1 Million During Full Year 2023 —

Parsippany, N.J., February 27, 2024—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2023. Financial results for the fourth quarter and full year 2023 reflect the impact of the Back to Nature divestiture on the first day of fiscal 2023 and the Green Giant U.S. shelf-stable divestiture during the fourth quarter of 2023.

Summary

	Fourth Quarter of 2023		Fiscal Year 2023
(In millions, except per share data)		Change vs.		Change vs.
	Amount	Q4 2022	Amount	FY 2022
Net Sales	$578.1	(7.2)%	$2,062.3	(4.7)%
Base Business Net Sales (1)	$562.3	(2.3)%	$1,997.2	(1.5)%
Diluted EPS	$0.03	(91.2)%	$(0.89)	nm %
Adj. Diluted EPS (1)	$0.30	(25.0)%	$0.99	(8.3)%
Net Income (Loss)	$2.6	(89.4)%	$(66.2)	nm %
Adj. Net Income (1)	$23.5	(18.7)%	$73.9	(3.1)%
Adj. EBITDA (1)	$86.8	(7.3)%	$318.0	5.7%

Guidance for Full Year Fiscal 2024

●	Net sales range of $1.975 billion to $2.020 billion.
●	Adjusted EBITDA range of $305 million to $325 million.
●	Adjusted diluted earnings per share range of $0.80 to $1.00.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “B&G Foods’ fourth quarter and fiscal 2023 results demonstrated strong progress, with improved margins, stabilizing volumes, stronger cash flows, and a reduction in leverage. We further completed the divestiture of Green Giant U.S. canned vegetables to focus and strengthen the future portfolio.”

Financial Results for the Fourth Quarter of 2023

Net sales for the fourth quarter of 2023 decreased $45.1 million, or 7.2%, to $578.1 million from $623.2 million for the fourth quarter of 2022. The decrease was primarily attributable to a decrease in unit volume due to the divestitures of the Green Giant U.S. shelf-stable product line and Back to Nature, a decrease in net pricing and the negative impact of foreign currency. Net sales of Back to Nature, which the Company divested on January 3, 2023, and therefore not part of the Company’s fiscal 2023 results, were $11.9 million during the fourth quarter of 2022(2). Net sales of the Green Giant U.S. shelf-stable product line, which the Company divested on November 8, 2023, were $19.9 million lower in the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily as a result of the divestiture.

Base business net sales for the fourth quarter of 2023 decreased $13.3 million, or 2.3%, to $562.3 million from $575.6 million for the fourth quarter of 2022. The decrease in base business net sales was driven by a decrease in net pricing and the impact of product mix of $15.9 million, or 2.8% of base business net sales (largely driven by a decrease in the Company’s Crisco pricing consistent with the Company’s Crisco pricing model as the Company’s costs for oil declined), and the negative impact of foreign currency of $0.3 million, partially offset by an increase in unit volume of $2.9 million.

Net sales of Clabber Girl increased $8.2 million, or 26.3%; net sales of Maple Grove Farms increased $0.7 million, or 3.4%; and net sales of the Company’s spices & seasonings(3) increased $0.7 million, or 0.8%. Net sales of Crisco decreased $10.6 million, or 8.7%; net sales of Green Giant (including Le Sueur but excluding net sales of the Green Giant U.S. shelf-stable product line) decreased $5.2 million, or 4.4%; net sales of Cream of Wheat decreased $2.2 million, or 9.0%; and net sales of Ortega decreased $0.3 million, or 1.0%, for the fourth quarter of 2023, as compared to the fourth quarter of 2022. Base business net sales of all other brands in the aggregate decreased $4.6 million, or 3.5%, for the fourth quarter of 2023, as compared to the fourth quarter of 2022.

Gross profit was $125.2 million for the fourth quarter of 2023, or 21.7% of net sales. Adjusted gross profit(1), which excludes the negative impact of $1.6 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the fourth quarter of 2023, was $126.8 million, or 21.9% of net sales. Gross profit was $126.1 million for the fourth quarter of 2022, or 20.2% of net sales. Adjusted gross profit, which excludes the negative impact of $2.5 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the fourth quarter of 2022, was $128.6 million, or 20.6% of net sales.

The improvement in gross profit as a percentage of net sales was driven by an increase in net pricing relative to input costs as compared to the fourth quarter of 2022, the moderation of input cost inflation, lower transportation and warehousing costs, and lower depreciation expense. Beginning in the fourth quarter of 2022, the Company has realized the benefits of previously announced list price increases, which, together with additional list price increases in 2023, partially offset by certain list price decreases, contributed to the Company’s recovery in gross profit as a percentage of net sales during the fourth quarter of 2023.

Selling, general and administrative expenses increased $1.3 million, or 2.7%, to $53.2 million for the fourth quarter of 2023 from $51.9 million for the fourth quarter of 2022. The increase was composed of increases in general and administrative expenses of $5.8 million and consumer marketing expenses of $0.9 million, partially offset by decreases in warehousing expenses of $2.6 million, selling expenses of $2.3 million and acquisition/divestiture-related and non-recurring expenses of $0.5 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.9 percentage points to 9.2% for the fourth quarter of 2023, as compared to 8.3% for the fourth quarter of 2022.

In connection with the Company’s sale of assets relating to the Green Giant U.S. shelf-stable product line, which was completed during the fourth quarter of 2023, the Company recorded a loss on sale of assets of $137.7 million during fiscal 2023, of which $132.9 million was recorded during the third quarter and $4.8 million was recorded during the fourth quarter of 2023.

During the fourth quarter of 2023, the Company recorded pre-tax, non-cash impairment charges of $20.5 million related to intangible trademark assets for the Baker’s Joy, Molly McButter, Sugar Twin, and New York Flatbreads brands. The Company partially impaired the Baker’s Joy and Sugar Twin brands, and the Company fully impaired the Molly McButter and New York Flatbreads brands.

Net interest expense increased $3.9 million, or 10.8%, to $40.2 million for the fourth quarter of 2023 from $36.3 million for the fourth quarter of 2022. The increase was primarily attributable to higher interest rates on the Company’s long-term debt and a $0.5 million loss on extinguishment of debt, partially offset by a reduction in average long-term debt outstanding as compared to the fourth quarter of 2022.

The Company’s net income was $2.6 million, or $0.03 per diluted share, for the fourth quarter of 2023, compared to net income of $24.3 million, or $0.34 per diluted share, for the fourth quarter of 2022. The decrease in net income and diluted earnings per share were primarily attributable to the Green Giant U.S. shelf-stable and Back to Nature divestitures, pre-tax, non-cash impairment charges of $20.5 million related to intangible trademark assets and an increase in interest expense. Diluted earnings per share was also negatively impacted by an increase in diluted weighted average shares outstanding. The Company’s adjusted net income for the fourth quarter of 2023 was $23.5 million, or $0.30 per adjusted diluted share, compared to adjusted net income of $28.9 million, or $0.40 per adjusted diluted share, for the fourth quarter of 2022. The decrease in adjusted net income and adjusted diluted earnings per share were primarily attributable to the Green Giant U.S. shelf-stable and Back to Nature divestitures and an increase in interest expense. Adjusted diluted earnings per share was also negatively impacted by an increase in diluted weighted average shares outstanding.

For the fourth quarter of 2023, adjusted EBITDA was $86.8 million, a decrease of $6.8 million, or 7.3%, compared to $93.6 million for the fourth quarter of 2022. The decrease in adjusted EBITDA was primarily attributable to the Green Giant U.S. shelf-stable and Back to Nature divestitures. Adjusted EBITDA as a percentage of net sales was 15.0% for the fourth quarter of 2023, compared to 15.0% for the fourth quarter of 2022.

Financial Results for Full Year Fiscal 2023

Net sales for fiscal 2023 decreased $100.7 million, or 4.7%, to $2,062.3 million from $2,163.0 million for fiscal 2022. The decrease was primarily attributable to the Back to Nature divestiture, the Green Giant U.S. shelf-stable divestiture, and a decrease in unit volume and the negative impact of foreign currency, which were partially offset by an increase in net pricing and the impact of product mix. Net sales of Back to Nature, which the Company divested on January 3, 2023, and therefore not part of the Company’s fiscal 2023 results, were $46.3 million during fiscal 2022(2). Net sales of the Green Giant U.S. shelf-stable product line, which the Company divested on November 8, 2023, were $24.6 million lower in fiscal 2023 compared to fiscal 2022, primarily due to the divestiture.

Base business net sales for fiscal 2023 decreased $30.0 million, or 1.5%, to $1,997.2 million from $2,027.2 million for fiscal 2022. The decrease in base business net sales was driven by a decrease in unit volume of $118.2 million and the negative impact of foreign currency of $5.1 million, partially offset by an increase in net pricing and the impact of product mix of $93.3 million, or 4.6% of base business net sales.

Net sales of Clabber Girl increased $31.1 million, or 32.1%; net sales of the Company’s spices & seasonings(3) increased $8.1 million, or 2.2%; and net sales of Maple Grove Farms increased $2.4 million, or 2.9%, in fiscal 2023 as compared to fiscal 2022. Net sales of Crisco decreased $38.2 million, or 10.3%; net sales of Green Giant (including Le Sueur and excluding net sales of the Green Giant U.S. shelf-stable product line) decreased $28.7 million, or 6.6%; net sales of Ortega decreased $6.4 million, or 4.1%; and net sales of Cream of Wheat decreased $2.9 million, or 3.6%, in fiscal 2023, as compared to fiscal 2022. Base business net sales of all other brands in the aggregate increased $4.6 million, or 1.0%, for fiscal 2023, as compared to fiscal 2022.

Gross profit was $455.5 million for fiscal 2023, or 22.1% of net sales. Adjusted gross profit(1), which excludes the negative impact of $2.9 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during fiscal 2023, was $458.4 million, or 22.2% of net sales. Gross profit was $409.6 million for fiscal 2022, or 18.9% of net sales. Adjusted gross profit, which excludes the negative impact of $9.1 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during fiscal 2022, was $418.7 million, or 19.4% of net sales.

The improvements in gross profit and gross profit as a percentage of net sales were driven by an increase in net pricing relative to input costs as compared to fiscal 2022, the moderation of input cost inflation, lower transportation and warehousing costs, and lower depreciation expense. Beginning in the fourth quarter of 2022, the Company has realized the benefits of previously announced list price increases, which, together with additional list price increases in 2023, partially offset by certain list price decreases, contributed to the Company’s recovery in gross profit and gross profit as a percentage of net sales during fiscal 2023.

Selling, general and administrative expenses increased $5.6 million, or 3.0%, to $196.0 million for fiscal 2023 from $190.4 million for fiscal 2022. The increase was composed of increases in general and administrative expenses of $14.1 million and consumer marketing expenses of $3.1 million, partially offset by decreases in warehousing expenses of $5.3 million, selling expenses of $3.2 million and acquisition/divestiture-related and non-recurring expenses of $3.1 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.7 percentage points to 9.5% for fiscal 2023, as compared to 8.8% for fiscal 2022.

In connection with the Company’s sale of assets relating to the Green Giant U.S. shelf-stable product line, which was completed during the fourth quarter of 2023, the Company recorded a loss on sale of assets of $137.7 million during fiscal 2023, of which $132.9 million was recorded during the third quarter and $4.8 million was recorded during the fourth quarter of 2023.

During the fourth quarter of 2023, the Company recorded pre-tax, non-cash impairment charges of $20.5 million related to intangible trademark assets for the Baker’s Joy, Molly McButter, Sugar Twin, and New York Flatbreads brands. The Company partially impaired the Baker’s Joy and Sugar Twin brands, and the Company fully impaired the Molly McButter and New York Flatbreads brands.

Net interest expense increased $26.4 million, or 21.1%, to $151.3 million for fiscal 2023 from $124.9 million for fiscal 2022. The increase was primarily attributable to higher interest rates on the Company’s long-term debt, the accelerated amortization of deferred debt financing costs relating to long-term debt prepayments and a $0.5 million loss on extinguishment of debt during the fourth quarter of 2023, partially offset by a reduction in average long-term debt outstanding, a $0.8 million gain on extinguishment of debt during the second quarter of 2023 and a $0.6 million gain on extinguishment of debt during the third quarter of 2023.

The Company had a net loss of $66.2 million, or $0.89 per diluted share, for fiscal 2023, compared to a net loss of $11.4 million, or $0.16 per diluted share, for fiscal 2022. The Company’s net loss for fiscal 2023 was primarily attributable to the pre-tax, non-cash impairment charges during the third quarter of 2023, the loss on sale during the fourth quarter of 2023 in connection with the sale of assets relating to the Company’s Green Giant U.S. shelf-stable product line, the pre-tax, non-cash impairment charges recorded during the fourth quarter of 2023 related to intangible trademark assets, and the net negative impact on income taxes resulting from the Back to Nature divestiture. The Company’s net loss for fiscal 2022 was primarily attributable to non-cash charges for the impairment of assets held for sale in connection with the Back to Nature divestiture. The Company’s adjusted net income for fiscal 2023 was $73.9 million, or $0.99 per adjusted diluted share, compared to adjusted net income of $76.2 million, or $1.08 per adjusted diluted share, for fiscal 2022.

For fiscal 2023, adjusted EBITDA was $318.0 million, an increase of $17.0 million, or 5.7%, compared to $301.0 million for fiscal 2022. The increase in adjusted EBITDA was primarily attributable to the improvement in gross profit described above, partially offset by the impact of the Green Giant U.S. shelf-stable and Back to Nature divestitures. Adjusted EBITDA as a percentage of net sales was 15.4% for fiscal 2023, compared to 13.9% for fiscal 2022.

Full Year Fiscal 2024 Guidance

For fiscal 2024, net sales are expected to be $1.975 billion to $2.020 billion, adjusted EBITDA is expected to be $305 million to $325 million, and adjusted diluted earnings per share are expected to be $0.80 to $1.00.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, February 27, 2024 to discuss fourth quarter and full year 2023 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income (loss) before net interest expense, income taxes, and depreciation and amortization), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), gains and losses on extinguishment of debt, impairment of assets held for sale, and non-recurring expenses, gains and losses), “adjusted gross profit” (gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) and “adjusted gross profit percentage” (gross profit as a percentage of net sales adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to net income (loss) and to net cash provided by operating activities, is included below for the fourth quarter and full year 2023 and 2022, along with the components of EBITDA and adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows.

End Notes

(1)	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income ,” “EBITDA,” “adjusted EBITDA,” “adjusted gross profit” and “adjusted gross profit percentage,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
(2)	Excludes net sales of certain Back to Nature products not part of the divestiture that the Company will soon transition to another brand name.
(3)	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent, and spices & seasonings products launched by the Company and sold under license.

nm – Not meaningful.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA and adjusted diluted earnings per share, and the Company’s overall expectations for fiscal 2024 and beyond. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; the impact pandemics or disease outbreaks, such as the COVID-19 pandemic, may have on the Company’s business, including among other things, the Company’s supply chain, manufacturing operations or workforce and customer and consumer demand for the Company’s products; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the Infrastructure Investment and Jobs Act, U.S. Tax Cuts and Jobs Act and the U.S. CARES Act, and future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident, other disruption or data leak; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$41,094	$45,442
Trade accounts receivable, net	143,015	150,019
Inventories	568,980	726,468
Assets held for sale	—	51,314
Prepaid expenses and other current assets	41,747	37,550
Income tax receivable	7,988	8,024
Total current assets	802,824	1,018,817

Property, plant and equipment, net	302,288	317,587
Operating lease right-of-use assets	70,046	65,809
Finance lease right-of-use assets	1,832	2,891
Goodwill	619,399	619,241
Other intangible assets, net	1,627,836	1,788,157
Other assets	23,484	19,088
Deferred income taxes	15,581	10,019
Total assets	$3,463,290	$3,841,609

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$123,778	$127,809
Accrued expenses	83,217	64,137
Current portion of operating lease liabilities	16,939	14,616
Current portion of finance lease liabilities	1,070	1,046
Current portion of long-term debt	22,000	50,000
Income tax payable	475	309
Dividends payable	14,939	13,617
Total current liabilities	262,418	271,534

Long-term debt, net of current portion	2,023,088	2,339,049
Deferred income taxes	267,053	288,712
Long-term operating lease liabilities, net of current portion	53,724	51,727
Long-term finance lease liabilities, net of current portion	726	1,795
Other liabilities	20,818	20,626
Total liabilities	2,627,827	2,973,443

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 78,624,419 and 71,668,144 shares issued and outstanding as of December 30, 2023 and December 31, 2022, respectively	786	717
Additional paid-in capital	46,990	—
Accumulated other comprehensive income (loss)	2,597	(9,349)
Retained earnings	785,090	876,798
Total stockholders’ equity	835,463	868,166
Total liabilities and stockholders’ equity	$3,463,290	$3,841,609

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net sales	$578,128	$623,232	$2,062,313	$2,163,000
Cost of goods sold	452,957	497,154	1,606,792	1,753,376
Gross profit	125,171	126,078	455,521	409,624

Operating expenses (income):
Selling, general and administrative expenses	53,246	51,855	196,044	190,411
Amortization expense	5,111	5,241	20,760	21,250
Loss (gain) on sales of assets	4,764	—	137,798	(7,099)
Impairment of assets held for sale	—	2,809	—	106,434
Impairment of intangible assets	20,500	—	20,500	—
Operating income	41,550	66,173	80,419	98,628

Other (income) and expenses:
Interest expense, net	40,225	36,298	151,333	124,915
Other income	(962)	(1,847)	(3,781)	(7,380)
Income (loss) before income tax (benefit) expense	2,287	31,722	(67,133)	(18,907)
Income tax (benefit) expense	(288)	7,421	(935)	(7,537)
Net income (loss)	$2,575	$24,301	$(66,198)	$(11,370)

Weighted average shares outstanding:
Basic	78,624	71,668	74,267	70,468
Diluted	78,624	72,017	74,267	70,468

Earnings (loss) per share:
Basic	$0.03	$0.34	$(0.89)	$(0.16)
Diluted	$0.03	$0.34	$(0.89)	$(0.16)

Cash dividends declared per share	$0.190	$0.190	$0.760	$1.615

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Income (Loss) to EBITDA(1) and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net income (loss)	$2,575	$24,301	$(66,198)	$(11,370)
Income tax (benefit) expense	(288)	7,421	(935)	(7,537)
Interest expense, net(2)	40,225	36,298	151,333	124,915
Depreciation and amortization	17,034	19,463	69,620	80,528
EBITDA(1)	59,546	87,483	153,820	186,536
Acquisition/divestiture-related and non-recurring expenses(3)	1,965	3,346	5,877	12,921
Loss (gain) on sales of assets, net of facility closure costs(4)	4,764	—	137,798	(4,928)
Impairment of assets held for sale(5)	—	2,809	—	106,434
Impairment of intangible assets(6)	20,500	—	20,500	—
Adjusted EBITDA(1)	$86,775	$93,638	$317,995	$300,963

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash Provided by Operating Activities to EBITDA(1) and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$92,078	$54,371	$247,759	$5,963
Income tax (benefit) expense	(288)	7,421	(935)	(7,537)
Interest expense, net(2)	40,225	36,298	151,333	124,915
(Loss) gain on extinguishment of debt(2)	(457)	—	911	—
(Loss) gain on sales of assets(4)	(4,799)	(8)	(138,523)	7,086
Deferred income taxes	7,455	(518)	26,395	26,897
Amortization of deferred debt financing costs and bond discount/premium	(1,819)	(1,193)	(7,510)	(4,723)
Share-based compensation expense	(1,739)	(933)	(7,191)	(3,917)
Changes in assets and liabilities, net of effects of business combinations	(50,610)	(5,146)	(97,919)	144,286
Impairment of assets held for sale(5)	—	(2,809)	—	(106,434)
Impairment of intangible assets(6)	(20,500)	—	(20,500)	—
EBITDA(1)	59,546	87,483	153,820	186,536
Acquisition/divestiture-related and non-recurring expenses(3)	1,965	3,346	5,877	12,921
Loss (gain) on sales of assets, net of facility closure costs(4)	4,764	—	137,798	(4,928)
Impairment of assets held for sale(5)	—	2,809	—	106,434
Impairment of intangible assets(6)	20,500	—	20,500	—
Adjusted EBITDA(1)	$86,775	$93,638	$317,995	$300,963

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Income (Loss) to Adjusted Net Income(6) and Adjusted Diluted Earnings per Share(6)

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net income (loss)	$2,575	$24,301	$(66,198)	$(11,370)
Gain on extinguishment of debt(2)	457	—	(911)	—
Acquisition/divestiture-related and non-recurring expenses(3)	1,965	3,346	5,877	12,921
Loss (gain) on sales of assets, net of facility closure costs(4)	4,764	—	137,798	(4,928)
Credit agreement amendment fee(8)	—	—	—	1,600
Impairment of assets held for sale(5)	—	2,809	—	106,434
Impairment of intangible assets(6)	20,500	—	20,500	—
Tax adjustment related to Back to Nature divestiture(9)	—	—	14,736	—
Tax effects of non-GAAP adjustments(10)	(6,712)	(1,508)	(37,925)	(28,427)
Adjusted net income(7)	$23,549	$28,948	$73,877	$76,230
Adjusted diluted earnings per share(7)	$0.30	$0.40	$0.99	$1.08

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes, and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income (loss), net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Net interest expense for fiscal 2023 was reduced by $0.9 million (or $0.7 million, net of tax) as a result of a net gain on extinguishment of debt related to the Company’s 5.25% senior notes due 2025. During fiscal 2023, the Company repurchased $79.2 million aggregate principal amount of its 5.25% senior notes due 2025 in the open market at discounted repurchase prices and recorded a gain of $1.9 million, net of the accelerated amortization of deferred debt financing costs of $0.3 million. In addition, in October 2023, the Company redeemed $555.4 million aggregate principal amount of its 5.25% senior notes due 2025 at par and recorded a loss resulting from the accelerated amortization of deferred debt financing costs of $1.0 million.
(3)	Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and full year 2023 of $2.0 million (or $1.5 million, net of tax) and $5.9 million (or $4.4 million, net of tax), respectively, primarily includes acquisition and integration expenses for the Crisco acquisition and divestiture-related expenses for the Green Giant U.S. shelf-stable and Back to Nature divestitures. Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2022 of $3.3 million (or $2.5 million, net of tax) and $12.9 million (or $9.8 million, net of tax), respectively, primarily includes acquisition and integration expenses for the Crisco acquisition and the acquisition of the frozen vegetable manufacturing operations of Growers Express, LLC, which was completed on May 5, 2022 (which the Company refers to as the “Yuma acquisition”).
(4)	In connection with the sale of assets relating to the Company’s Green Giant U.S. shelf-stable product line during the fourth quarter of 2023, the Company reclassified $115.3 million of indefinite-lived trademark intangible assets, $82.3 million of inventories and $4.1 million of finite-lived customer relationship intangible assets to assets held for sale as of the end of the third quarter of 2023. The Company then measured the assets held for sale at the lower of their carrying value or fair value less the estimated costs to sell and recorded pre-tax, non-cash charges of $132.9 million (or $100.4 million, net of tax) during the third quarter of 2023. During the fourth quarter of 2023, the Company completed the Green Giant U.S. shelf-stable divestiture and recorded a loss on sale of $4.8 million (or $3.6 million, net of tax) during the quarter, resulting in a total loss on sale of $137.7 million (or $104.0 million, net of tax) during fiscal 2023.

On the first business day of fiscal 2023, the Company completed the Back to Nature divestiture and recorded a loss on the sale of $0.1 million. See note (5) below.

During the first quarter of 2022, the Company completed the closure and sale of its Portland, Maine manufacturing facility. The Company recorded a gain on the sale of the Portland property, plant and equipment of $7.1 million during the first quarter of 2022. The positive impact during the quarter of the gain on sale was partially offset by approximately $2.2 million of expenses incurred during the quarter relating to the closure of the facility and the transfer of manufacturing operations, resulting in a net benefit of $4.9 million (or $3.7 million, net of tax) from the gain on sale.

(5)	In connection with the Company’s decision to sell its Back to Nature business, the Company reclassified $109.9 million of indefinite-lived trademark intangible assets, $29.5 million of goodwill, $11.0 million of finite-lived customer relationship intangible assets and $7.3 million of inventories to assets held for sale during fiscal 2022. During the third quarter of 2022, the Company measured the assets held for sale at the lower of their carrying value or fair value less anticipated costs to sell and recorded pre-tax, non-cash impairment charges of $103.6 million (or $78.2 million, net of tax) and during the fourth quarter of 2022, the Company recorded an additional $2.8 million (or $2.1 million, net of tax) of pre-tax, non-cash impairment charges after the Company entered into an agreement to sell the Back to Nature business. On January 3, 2023, the Company completed the sale of the Back to Nature business. See note (4) above.
(6)	During the fourth quarter of 2023, the Company recorded pre-tax, non-cash impairment charges of $20.5 million (or $15.5 million, net of tax) related to intangible trademark assets for the Baker’s Joy, Molly McButter, Sugar Twin, and New York Flatbreads brands. The Company partially impaired the Baker’s Joy and Sugar Twin brands, and the Company fully impaired the Molly McButter and New York Flatbreads brands.
(7)	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted net income and adjusted diluted earnings per share as net income and diluted earnings per share adjusted for certain items that affect comparability. These non-GAAP financial measures reflect adjustments to net income and diluted earnings per share to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(8)	During the second quarter of 2022, the Company paid a fee of $1.6 million (or $1.2 million, net of tax) to amend the Company’s senior secured credit agreement to temporarily increase the maximum consolidated leverage ratio permitted under the Company’s revolving credit facility.
(9)	As a result of the Back to Nature divestiture, the Company incurred a capital loss for tax purposes, for which the Company recorded a deferred tax asset during the first quarter of 2023. A valuation allowance has been recorded against this deferred tax asset, which negatively impacted the Company’s first quarter of 2023 income taxes by $14.7 million, or $0.21 per share.
(10)	Represents the tax effects of the non-GAAP adjustments listed above, assuming a tax rate of 24.5%.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Sales to Base Business Net Sales(1)

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net sales	$578,128	$623,232	$2,062,313	$2,163,000
Net sales from acquisitions(2)	—	—	(550)	—
Net sales from discontinued or divested brands(3)	(15,813)	(47,681)	(64,599)	(135,813)
Base business net sales	$562,315	$575,551	$1,997,164	$2,027,187

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Reflects net sales from the Yuma acquisition, for which there is no comparable period of net sales during the first four months of fiscal 2022. The Yuma acquisition was completed on May 5, 2022.
(3)	For the fourth quarter and fiscal 2022, reflects net sales of the Green Giant U.S. shelf-stable product line, which was sold on November 8, 2023, net sales of the Back to Nature brand, which was sold on January 3, 2023, and net sales of the SnackWell’s and Farmwise brands, which have been discontinued. For the fourth quarter and fiscal 2023, reflects net sales of the Green Giant U.S. shelf-stable product line up to the date of the sale and a net credit paid to customers relating to the discontinued brands.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Gross Profit to Adjusted Gross Profit(1) and Gross Profit Percentage to Adjusted Gross Profit Percentage(1)

(In thousands, except percentages)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Gross profit	$125,171	$126,078	$455,521	$409,624
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold(2)	1,568	2,529	2,921	9,117
Adjusted gross profit(1)	$126,739	$128,607	$458,442	$418,741

Gross profit percentage	21.7%	20.2%	22.1%	18.9%
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold as a percentage of net sales	0.3%	0.4%	0.1%	0.4%
Adjusted gross profit percentage(1)	21.9%	20.6%	22.2%	19.4%

(1)	Adjusted gross profit and adjusted gross profit percentage are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted gross profit as gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold and adjusted gross profit percentage as gross profit percentage (i.e., gross profit as a percentage of net sales) adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold. These non-GAAP financial measures reflect adjustments to gross profit and gross profit percentage to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(2)	Acquisition/divestiture related expenses and non-recurring expenses included in cost of goods sold for the fourth quarter and full year 2023 of $1.6 million and $2.9 million, respectively, primarily includes acquisition and integration expenses for the Crisco acquisition and divestiture-related expenses for the Back to Nature divestiture. Acquisition/divestiture related expenses and non-recurring expenses included in cost of goods sold for the fourth quarter and full year 2022 of $2.5 million and $9.1 million, respectively, primarily includes acquisition and integration expenses for the Crisco and Yuma acquisitions.